EXHIBIT 10.1


July 28, 2008

Pine River Cable

RE:  Letter Agreement

         This  letter  is a  non-binding  agreement  by and  between  NexHorizon
Broadband of Michigan, Inc., a Colorado corporation (the "Buyer"), to acquire 100% of the assets and the business located and operated in and around the following Michigan towns: McBain (hereinafter jointly referred to as the "Acquired Business"), each of which is owned 100% by Phoenix Communications, Inc., a Michigan corporation (the "Seller").

         Seller has represented that the Acquired Companies own and operate a business, including without limitation, plant, equipment and infrastructure, engaged in providing cable television and Internet services in and around McBain (such business, including the plant, equipment, vehicles, tools, franchise, subscribers, spares, inventory and infrastructure, the "TV and Internet Systems") serving a minimum of 2,500 subscribers. Following are the terms and conditions of the acquisition:

     1. Assets and Business to be Acquired. The Business to be acquired by the Buyer (shall be placed into a wholly-owned subsidiary, NexHorizon Broadband of Michigan, Inc.) have tangible and intangible assets applicable to operations of the businesses, including but not limiting to the following:

     o    CATV and Internet systems in McBain, Michigan.

     o    Franchising Authority Agreements covering the TV and Internet Systems.

     o Cable and Internet Assets: buildings, land and all equipment, including distribution systems, head-ends and related satellite and off-air receiving equipment, including without limitation the physical components of the cable and internet systems from the earth stations, head-ends, cabling, pedestals, amplifiers and drop cabling, switches, voice mail systems, towers, all related wireless technologies, servers and routers used by the Acquired Businesses in their cable television and Internet systems and any other equipment to be addressed in the final purchase agreement.

     o Vehicles used in the operations of the current business. At closing, title to these vehicles shall be transferred to the Buyer.

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     o    Furniture,   computer  equipment  and  fixtures  as  used  within  the
          Business.

     o    General equipment.

     o Spare cable and voice parts and all other inventory, and all tools and test gear used in the operations of the current business.

     o Subscribers that are current paying customers, such number not to be fewer than 2,500 subscribers as of the Closing Date, as defined herein.

     o    Outstanding  accounts  receivable  from  subscribers as of the Closing
          Date.

     o    All prepaid receivables.

     o As-built and design maps of each System to the extent the Acquired Businesses have the same.

     o Retransmission consents, licenses, leases for real property and all other agreements that are required or needed to continue to operate the businesses of the Acquired Assets.

     o    All other assets of the Acquired Businesses.

With the exception of any existing warranties provided by the manufacturer or the original party who sold the assets to the Seller, all assets being acquired by the Buyer are being sold on an "as is" and "with all faults" basis, except however, in the event the systems being sold to Buyer are not in normal working order at Closing, the Seller shall be obligated to cure any defects necessary to return the same to normal working order, upon written notice of the same from Buyer received at or before Closing. If Seller fails to cure any such defects in appropriate fashion, Buyer shall have the right to correct such defects and credit the cost of the same against the principal balance due.

         2. Purchase Price. Except as provided in Section 1, above, the total purchase price for the Assets and the Businesses to be Acquired shall be $1,500 per subscriber less the assumption of one senior note of approximately $1,000,000 and less a to be negotiated allocation of CAPEX (not to exceed $150 per subscriber) contingent upon Buyer's completion of its due diligence (the "Purchase Price"). The Purchase Price may be adjusted in accordance with the terms included below.

     The Purchase Price will be paid as follows:

          a. Preferred Stock: $2,375,000 worth of Series B Preferred Stock issued at $10 per share.

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          The Preferred  stock will be eligible to be converted to common shares beginning one (1) year after the effective date of this transaction. The final conversion terms are to be negotiated.


          Debt assumption: Approximately $1,000,000

          b. Closing shall occur on or before ninety (90 days) following the date of this agreement once Buyer notifies Seller of its intent to close the transaction with all Franchise Authorities approve the proposed herein.



     3. Exclusivity. Upon execution hereof and for a period of ninety (90) days thereafter, Seller agrees to not engage in any negotiations or discussions with any third parties for the sale of the Acquired Companies or the assets contained therein.

     4. Access; Due Diligence. Sellers will permit Buyer and its agents to have reasonable access to the premises in which the Acquired Businesses conduct their business and to all of the Acquired Businesses books, records, and personnel files. Seller will furnish to Buyer audited financials of the Acquired Businesses for the fiscal years ended December 31, 2007 and 2006, and unaudited financial statements for the interim period immediately prior to Closing, which shall be prepared in accordance with Generally Accepted Accounting Principles. Seller agrees to provide other financial data, operating data, and other information, as Buyer shall reasonably request. In addition, Buyer will perform standard due diligence on the Acquired Businesses and the parties hereto hereby acknowledge that Buyer has executed that certain Non-Disclosure Agreement, attached hereto as Appendix A, which includes Buyer's obligation not to disclose the following;

         o Anything learned from Buyer's review of subscribers and receipt of two years GAAP compiled financials prepared by a PCAOB compliant CPA to verify accuracy of historical and current operating levels, and;

         o Anything learned from Buyer's review of agreements, licenses and other legal documents that would be transferred as a result of the transaction, including without limitation, agreements for retransmission consent and easement agreements.

     5. Closing Conditions. (a) The Closing of the transactions contemplated herein shall occur upon conclusion of the following:

               i. Buyer shall have conducted its due diligence, on a best efforts basis.

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               ii. The  transactions  contemplated  herein have been approved by the Board of Directors of Buyer.

               iii. Any required approvals, consents and authorizations of state and federal regulatory authorities and state and federal securities authorities have been received. Any required consents of any other third parties have been obtained.

               iv. The Business to be acquired must be GAAP audited by a PCAOB compliant CPA firm auditing the two (2) previous fiscal years and a stub period for the current financial year.

          (b) At Closing, the Buyer shall provide the following to the Seller:

               i. Purchase Price payment:
               ii. one or more Officer's Certificates, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying that all of the representations and warranties of Buyer contained in this Agreement (or any subsequent Agreement between the parties hereto) shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time (except for individual representations and warranties that expressly provide therein that they are made at and as of a certain date); and Buyer shall have performed and be in compliance in all material respects with all of the covenants, agreements, terms and provisions set forth herein on its part to be observed and performed; and no suit or action or other proceeding shall be pending or threatened before any court or other governmental agency against the Sellers or the Buyer in which the consummation of the transactions contemplated by this Agreement are sought to be enjoined;

               (iii) resolutions of the Buyer's Board of Directors (a copy of which shall be attached to the Certificate) authorizing the execution, delivery and performance by the Buyer of the Buyer Transaction Documents and the purchase of the Acquired Companies Shares and the transactions contemplated hereby have been approved and adopted;


          (c) At Closing, the Seller shall provide the following to the Buyer:

               (i) one or more Officer's Certificates, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying that all of the representations and warranties of the Sellers contained in this Agreement (and any subsequent agreements between the parties hereto) shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time; and the Seller shall have performed and be in compliance in all material respects with all of the covenants, agreements, terms and provisions set forth herein on its part to be observed or performed; that the consents required from all governmental agencies and entities and other third parties to the

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          Buyer's  acquisition of the Acquired  Companies Shares shall have been granted or obtained; that on the Closing Date, no suit or action or other proceeding shall be pending or threatened before any court or
          other   governmental   agency   against   the  Sellers  in  which  the
          consummation of the transactions contemplated by this Agreement are sought to be enjoined;

               (ii) evidence that all of the necessary Consents relating to the TV and Internet Systems' franchises have been obtained or given (or deemed to have been given in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537)) and are in full force and effect, this closing condition to be deemed satisfied when (A) the number of Equivalent Subscribers in franchising areas where the consent of the franchising authority is not required to transfer the applicable franchise plus (B) the number of Equivalent Subscribers in franchising areas where the local franchising authorities have consented to the transfer of the applicable franchises equals or is greater than 97% of the number of Equivalent Subscribers served by the Systems;

               (iii) resolutions of the Acquired Businesses' Boards of Directors (a copy of which shall be attached to the Certificate) authorizing the execution, delivery and performance of the Seller and the transactions contemplated hereby have been approved and adopted;

               (iv) at least two weeks prior to the Closing Date, lien searches dated not more than 30 days prior to the Closing Date showing all UCC-1 financing statements filed with any filing offices wherein the Acquired Businesses are named a debtor, all federal, state or local tax liens filed against the Acquired Companies, all recorded mortgages naming any of the Acquired Businesses as a mortgagor, all unsatisfied judgments naming any of the Acquired Businesses as a judgment debtor and all pending litigation in which any of the Acquired Businesses are a defendant, all of which shall be released or terminated prior to or at the Closing, the expense of such lien searches to be shared by the Buyer and the Seller.

         6. Right to Cure. In the event either party hereto fails to perform in accordance with the terms and conditions of this Agreement (or any subsequent agreement by and between the parties hereto relevant to the transactions contemplated herein), the other party shall provide written notice of such failure to the defaulting party. Thereafter, the defaulting party shall have thirty (30) days from the date of such notice to cure such default, unless such right to cure is extended by the non-defaulting party, which extension shall be in writing.

         7. News Release: Confidentiality. Neither party shall issue any press releases or other announcements concerning the transactions contemplated herein without the express written consent of the other, which consent shall not be unreasonably withheld.

         8. Conduct of Business. Until the closing, Seller shall operate the Acquired Businesses in a reasonable and prudent manner in accordance with past practices, and will use their best efforts to preserve the Acquired Companies existing business and relationships with their employees, customers, suppliers, and others, to preserve and protect their properties, and to conduct their

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business in compliance with all applicable laws and regulations. Seller will not make any material divestitures of any of the assets of the Acquired Businesses and will not incur any additional liabilities outside of the normal course of business. Seller will not make any extraordinary expenditures or otherwise increase liabilities or decrease cash in the Acquired Businesses without the prior written approval of the Buyer, except for in the ordinary course of business of the Acquired Businesses.

         9. Closing Date. It is the desire of both parties to cause the trans-actions contemplated herein to have an Effective Date of October 1, 2008, or earlier unless extended by the mutual consent of the parties.

         10. Expenses. Except as provided herein, Buyer and Seller shall each be responsible for payment of their own expenses with respect to the consummation of the transactions contemplated herein.

         If you agree with the terms and conditions contained hereinabove, please sign in the appropriate space provided below.


Sincerely,




Calvin D. Smiley, Sr.
CEO

AGREED TO AND ACCEPTED this ___ day of July, 2008

Phoenix Communications, Inc.



By:______________________________________
Its:______________________________________